                                                                   EXHIBIT 10.32



January 14, 1998

Mr. David Ehrenthal
324 West 77th Street, Apt. 4
New York, New York 10024

Dear David:

First Virtual Holdings Incorporated is pleased to offer you employment on the terms and conditions stated in this letter. First Virtual Holdings Incorporated ("First Virtual") is offering you the position of Vice President, Marketing and Sales. You will be reporting to Keith Kendrick, President or such other Officer as the Board of Directors may designate. We would like for you to begin work with First Virtual on March 1, 1998. You will be working at our office in San Diego.

SALARY.

The initial annual salary shall be $150,000 payable two times each month, and we will give you a periodic review of performance and wages on not less than an annual basis. We have also agreed that you will be paid $30,000 within ten (10) days of your first day of employment at First Virtual, which payment will be treated for tax purposes as additional salary and all withholdings shall be deducted.

BONUS.

We have also agreed that you will be eligible for any bonus plan offered to Officers of the Company. Any bonus will be at the sole discretion of the Company's Board of Directors; provided however, that for the first year of your employment, you will be eligible to receive a target bonus for up to 50% of your annual salary in accordance with reaching the specified goals and targets, as established by Keith Kendrick, President and with the First Virtual 1998 Operating Plan, payable no later than April 1, 1999 provided you are still an employee of the Company on that date. Thus after your first year of employment, the Board of Directors of the Company shall decide whether you are entitled to any additional bonuses.

The bonus package will be treated for tax purposes as additional salary and all withholdings shall be deducted.

OPTION GRANT.

We will also grant you an option to purchase 75,000 shares of the Company's Common Stock, with a price per share of Common Stock at a price equal to the fair market value of the Company's Common Stock on February 2, 1998 ("Vesting Commencement Date") ("Options"); we will also grant you an option to purchase 25,000 shares of the Company's Common Stock, with a price per share of Common Stock at double the market price as of February 2, 1998, the Vesting Commencement Date.

All Options shall vest in accordance with the Company's standard form of option agreement under the 1995 Stock Option Plan, as amended, which provides that 25% of the shares subject to the option shall vest and become exercisable on the first anniversary of the vesting commencement date, and an additional 1/48th of the shares subject to the option at the end of each one-month period thereafter shall

Mr. David Ehrenthal
January 14, 1998
Page 2



vest and become exercisable provided in each case that the optionee remains an employee and/or consultant of the Company.

OTHER BENEFITS.

You will be entitled to three (3) weeks paid vacation during each year of employment, provided that no more than one (1) week is taken at a time without the permission of the Company. You shall be eligible to participate in the existing plans for group life, health and accident insurance plans, and as the Company may adopt in the future. You may enter the Company 401(k) plan as of July 1, 1998.

SEVERANCE PACKAGE.

The Company further agrees that in the event the Company terminates your employment for any reason other than cause it shall pay you severance equal to four (4) months current salary and medical insurance premiums ("Severance Package"). This severance package will be in full satisfaction of any claims that you may have against the Company and the Company may, at its sole discretion, require your signature on such release.

The Company further agrees that you have the right to terminate your employment with the Company and will be entitled to the Severance Package if (i) fifty-one percent (51%) or more, of the outstanding shares of stock of the Company are sold in any single transaction ("Change of Control"); or, (ii) the marketing function of the Company is eliminated or absorbed into another organization such that your duties as being primarily responsible for the marketing of the Company's products and services is significantly changed; provided however, that a change in title is not considered a significant change and provided further, that you must notify the Company in writing within ninety (90) days of (i) the Change in Control or (ii) the elimination of the marketing function, of your termination of your employment.

After termination of your employment with the Company for any reason or no reason, you agree that for a period of two (2) months after your termination, you shall be available to the Company up to and not to exceed fifteen (15) hours per week, to perform consulting services for the Company upon its request. You shall be paid monthly at the rate of $72.11 per hour for any such consulting services performed by you.

REPRESENTATIONS AND WARRANTIES.

You represent and warrant that no prior contract or agreement to which you are a party or any prior performance of any such agreement will interfere in any manner, or conflicts with, the terms of and complete performance of this agreement.

This offer is subject to your agreement to the terms and conditions found in Appendices A and B and C. Appendix A includes basic contractual terms and a customary form of employee Proprietary Information and Confidentiality Agreement. Appendix B includes the Company's Voice-mail Policy and E-mail Policy. Appendix C includes an employment application, which you are asked to complete and return with this Agreement. This letter along with Appendices A and B and C form your employment agreement with the Company, except that the Non-Competition provision of Appendix A may be waived by the Company upon the occurrence of a 51% Change of Control of the Company or the elimination of

Mr. David Ehrenthal
January 14, 1998
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the marketing function of the Company. Any such waiver by the Company must be in writing and may only occur if your departure or termination is not for cause.

You acknowledge that you are not receiving any tax or legal advise from the Company and that you are consulting your own advisors.

Your execution of this letter will create a binding agreement between you and the Company. We would want you to provide your present employer with notice of termination of employment with a copy to us. We would want you to begin work as soon as possible. We are excited to have you with us and look forward to working together to ensure the continued success of First Virtual.

Sincerely,

First Virtual Holdings Incorporated


/s/ KEITH S. KENDRICK

Keith S. Kendrick
President


Accepted: /s/ DAVID EHRENTHAL           Date: January 15, 1998
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            David Ehrenthal